EXHIBIT 2

NEITHER THIS WARRANT NOR ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT (THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

MAIN STREET RESTAURANT GROUP, INC.
COMMON STOCK PURCHASE WARRANT

Name of holders:	CIC MSRG LP (“Warrantholder”).

Number of shares:	581,395 (“Warrant Shares”).

Purchase price per shares:	$3.01 (“Exercise Price”).

The fifth anniversary date of the vesting date hereof:	November 27, 2010 (“Expiration Date”).

     This certifies that, for good and valuable consideration, Main Street Restaurant Group, Inc., a Delaware corporation (the “Company”), grants to the Warrantholder, the right to subscribe for and purchase from the Company validly issued, fully paid and nonassessable Warrant Shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), at the Exercise Price, at any time after November 27, 2005 and prior to the Expiration Date, all subject to the terms, conditions and adjustments herein set forth.

1.	Exercise of Warrant.

                  1.1 Exercise of Warrant. This Warrant may be exercised, in whole or in part, at any time or from time to time after November 27, 2005 and prior to the Expiration Date, by surrendering to the Company at its principal office this Warrant, with an exercise form in the form attached hereto as Exhibit A, duly executed by the Warrantholder and accompanied by payment of the Exercise Price for the number of shares of Common Stock specified in such Exercise Form.

                  1.2 Delivery of Warrant Shares; Effectiveness of Exercise.

                         (a) Delivery of Warrant Shares. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form along with a check for the amount of cash to be paid in lieu of fractional shares, if any, shall be delivered to the Warrantholder within three Business Days (as defined below) after the Exercise Date (as defined in Section 1.2(b)). If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates and cash in lieu of fractional shares, if any, deliver to the Warrantholder a new Warrant evidencing the rights to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant. As used herein, “Business Day” means any day other than a Saturday, Sunday or a day on which national banks are authorized by law or executive order to close in the State of Delaware.

                         (b) Effectiveness of Exercise. The exercise of this Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which this Warrant is exercised in accordance with Section 1.1 (the “Exercise Date”). The Person (as defined below) in whose name any certificate for shares of Common Stock shall be issuable upon such exercise shall be deemed to be the record holder of such shares of Common Stock for all purposes on the Exercise Date. As used herein, “Person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company or other entity.

                         (c) Limitations on Exercise. Notwithstanding anything to the contrary herein, this Warrant may not be exercised to the extent the issuance of the Warrant Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

                  1.3 Payment of Taxes. The issuance of certificates for Warrant Shares shall be made without charge to the Warrantholder for any stock transfer or other issuance tax in respect thereof; provided, however, that the Warrantholder shall be required to pay any and all taxes that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Warrantholder as reflected upon the books of the Company.

2.	Transferability.

     Nothing herein shall prohibit the Warrantholder from selling, assigning, transferring, gifting, exchanging or otherwise disposing of, or granting a lien, encumbrance, pledge or other security interest in (each a “Transfer”) this Warrant. This Section 2 shall survive the exercise of the Warrants.

3.	Restrictive Legends.

                  3.1 Warrants. Except as otherwise permitted by this Section 3.1, this Warrant is subject to the following legend, and each Warrant issued in substitution for any Warrant pursuant to Section 6 shall be stamped or otherwise imprinted with a legend in substantially the following form:

Neither this warrant nor any securities acquired upon the exercise of this warrant (the “securities”) have been registered under the securities act of 1933, as amended (the “securities act”), or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the securities act and applicable state securities laws or an available exemption from registration under such act and such laws.

                  3.2 Warrant Shares. Except as otherwise permitted by this Section 3.2, each stock certificate for Warrant Shares issued upon the exercise of any Warrant and each stock certificate issued upon the direct or indirect transfer of any such Warrant Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

The securities represented hereby have not been registered under the securities act of 1933, as amended (the “securities act”), or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the securities act and applicable state securities laws or an exemption from registration under such act and such laws.

                  3.3 Removal of Legends. Notwithstanding the foregoing, the Warrantholder may require the Company to issue a Warrant or a stock certificate for Warrant Shares, in each case without the legend required by Section 3.1 or 3.2, as applicable, if either (a) such Warrant or such Warrant Shares, as the case may be, have been registered for resale under the Securities Act or (b) the Warrantholder has delivered to the Company an opinion of legal counsel (from a firm reasonably satisfactory to the Company), which opinion must be addressed to the Company and be reasonably satisfactory in form and substance to the Company’s counsel, to the effect that such registration is not required with respect to such Warrant or such Warrant Shares, as the case may be.

4.	Registration Rights.

     The initial Warrantholder and certain transferees and assignees thereof are entitled to registration rights with respect to the Warrant Shares in accordance with the terms of that certain Registration Rights Agreement dated April 27, 2005, by and between the Company and the Warrantholder.

5.	Reservation of Shares, Etc.

     The Company covenants and agrees as follows:

                         (a) All Warrant Shares that are issued upon the exercise of this Warrant will, upon issuance, be validly issued, fully paid and nonassessable, not subject to any preemptive rights, and free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue and the restrictions on transfer contained in this Warrant.

                         (b) During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved, and keep available free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

                         (c) The Company will, from time to time, take all such action as may be required to assure that the par value per share of the Warrant Shares is at all times equal to or less than the Exercise Price, as may be adjusted.

        6.     Loss or Destruction of Warrant. Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor.

        7.     Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer.

8.	Antidilution Provisions.

                  8.1 Antidilution Adjustments. The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment as follows:

                         (a) Stock Dividends, Subdivision, Combination or Reclassification of Common Stock. If at any time after the date of this Warrant, the Company (i) declares a stock dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (ii) increases the number of shares of Common Stock outstanding by a subdivision or split-up of shares of Common Stock, (iii) decreases the number of shares of Common Stock outstanding by a combination of shares of Common Stock, or (iv) issues any shares of its capital stock in a reclassification of the Common Stock, then, on the record date for such dividend or the effective date of such subdivision or split-up, combination, or reclassification, as the case may be, the number and kind of shares to be delivered upon exercise of this Warrant will be adjusted so that the Warrantholder will be entitled to receive the number and kind of shares of capital stock that such Warrantholder would have owned or been entitled to receive upon or by reason of such event had this Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided in Section 8.1(f).

                         (b) Reorganization, Etc. If at any time after the date of this Warrant any consolidation of the Company with or merger of the Company with or into any other Person (other than a merger or consolidation in which the Company is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in outstanding shares of Common Stock) or any sale, lease, or other transfer of all or substantially all of the assets of the Company to any other Person (each a “Reorganization Event”), will be effected in such a way that the holders of Common Stock shall be entitled to receive stock, other securities or assets (whether such stock, other securities, or assets are issued or distributed by the Company or another Person) with respect to or in exchange for Common Stock, then, with respect to any unexercised Warrant, the Board of Directors of the Company or any surviving or acquiring corporation or entity (the “Relevant Entity”) must take such action as is equitable and appropriate to substitute a new warrant for such Warrant or to assume such Warrant in order to make such new or assumed warrant as nearly as may be practicable, equivalent to the old Warrant (the “Reorganization Action”).

                         (c) Extraordinary Distributions. If at any time after the date of this Warrant the Company shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness, securities or other assets (excluding (i) ordinary course cash dividends and (ii) dividends payable in shares of capital stock for which adjustment is made under Section 8.1(a)) or rights, options or warrants to subscribe for or purchase securities of the Company, then the number of shares of Common Stock to be delivered to such Warrantholder upon exercise of this Warrant will be increased so that the Warrantholder thereafter will be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares such Warrantholder would have been entitled to receive immediately before such record date by a fraction, the numerator of which is the Current Market Price (as defined below) per share of the Common Stock and the denominator of which is the Current Market Price per share of Common Stock on such record date minus the then fair market value (as reasonably determined by the Board of Directors of the Company in good faith) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock (provided that such denominator shall in no event be less than the par value of the Warrant Shares; and the Exercise Price will be adjusted as provided in Section 8.1(f).

                         As used herein, “Current Market Price” means, with respect to each share of Common Stock as of any date, the average of the daily Closing Prices (as defined below) per share of Common Stock for the 10 consecutive trading days immediately prior to such date; provided that if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) or a similar service if Nasdaq is no longer reporting such information, the Current Market Price for a share of Common Stock shall be the fair market value of such share as determined in good faith by the Board of Directors of the Company or, if requested by the Warrantholder, an independent financial expert from a nationally recognized investment banking firm (an “Independent Financial Expert”) selected jointly by the Board of Directors and such Warrantholder. If the Company and the Warrantholder are unable to agree upon an Independent Financial Expert within 15 days after the request by the Warrantholder, each of the Company and the Warrantholder shall select an Independent Financial Expert within five days following the expiration of such 15-day period and these two Independent Financial Experts must select a third Independent Financial Expert and the determination of the fair market value of a share of Common Stock by such third Independent Financial Expert will be final and binding on the Company and the Warrantholder. If either the Company or the Warrantholder fails to select an Independent Financial Expert within such five-day period, then the fair market value of a share of Common Stock will be determined by the Independent Financial Expert selected by the other party. The fees and expenses of any of the Independent Financial Experts retained in accordance with the foregoing will be borne by the Company. “Closing Price” of the Common Stock as of any day, means (a) the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading or (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked quotation for the Common Stock, in either case reported on Nasdaq, or a similar service if Nasdaq is no longer reporting such information.

                         (d) Pro Rata Repurchases. If at any time after the date of this Warrant, the Company or any subsidiary thereof makes any purchase of shares of Common Stock, whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person, or any other property (including, without limitation, shares of capital stock, other securities, or evidences of indebtedness of a subsidiary of the Company), or any combination thereof, which purchase is subject to Section 13(e) of the Securities Exchange Act of 1934, as amended, or is made pursuant to an offer made available to all holders of Common Stock (a “Pro Rata Repurchase”), then the number of shares of Common Stock to be delivered to such Warrantholder upon exercise of this Warrant will be increased so that the Warrantholder thereafter is entitled to receive the number of shares of Common Stock determined by multiplying the number of shares of Common Stock such Warrantholder would have been entitled to receive immediately before such Pro Rata Repurchase by a fraction (which in no event will be less than one), (i) the numerator of which will be the product of (A) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase minus the number of shares of Common Stock repurchased in such Pro Rata Repurchase, and (B) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Company of the intent to effect such Pro Rata Repurchase, and (ii) the denominator of which will be (A) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase, and (y) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Company of the intent to effect such Pro Rata Repurchase, minus (B) the aggregate purchase price of the Pro Rata Repurchase (provided that such denominator shall never be less than the par value of the Warrant Shares).

                         (e) Fractional Shares. No fractional shares of Common Stock or scrip will be issued to any Warrantholder in connection with the exercise of this Warrant. Instead of any fractional shares of Common Stock that would otherwise be issuable to such Warrantholder, the Company will pay to such Warrantholder a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price per share of Common Stock.

                         (f) Carryover. Notwithstanding any other provision of this Section 8.1, no adjustment shall be made to the number of shares of Common Stock to be delivered to the Warrantholder (or to the Exercise Price) if such adjustment represents less than 1% of the number of shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that together with any adjustments so carried forward shall amount to 1% or more of the number of shares to be so delivered.

                         (g) Exercise Price Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted as provided pursuant to this Section 8.1, the Exercise Price per share payable upon the exercise of this Warrant will be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, (i) the number of which will be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and (ii) the denominator of which will be the number of Warrant Shares purchasable immediately thereafter; provided, however, that the Exercise Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

                         (h) Multiple Adjustments. If any action or transaction would require adjustment of the number of shares of Common Stock to be delivered to the Warrantholder upon exercise of this Warrant pursuant to more than one subsection of this Section 8.1, only one adjustment will be made and each such adjustment will be the amount of adjustment that has the highest absolute value.

                  8.2 Notice of Adjustment. Whenever the number of Warrant Shares or the Exercise Price of such Warrant Shares is adjusted, as herein provided, the Company must promptly mail by overnight courier or by first class mail, postage prepaid, to the Warrantholder, notice of such adjustment or adjustments setting forth the number of Warrant Shares and the Exercise Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

                  8.3 Notices of Corporate Action. So long as this Warrant has not been exercised in full, in the event of

                         (a) any action that would trigger an adjustment to the number of shares of Common Stock to be delivered to the Warrantholder upon exercise of this Warrant,

                         (b) any consolidation or merger involving the Company and any other party or any transfer of all or substantially all the assets of the Company to any other party, or

                         (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company must deliver, by overnight courier or by first class mail, postage prepaid, to the Warrantholder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of a dividend, distribution or right and the amount and character of any such dividend, distribution or right and (ii) the date or expected date on which a reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice must be delivered at least 20 days prior to the date therein specified in the case of any date referred to in the foregoing clauses (i) and (ii).

                  8.4 Effect of Failure to Notify. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice, pursuant to Section 8.3 will not affect the legality or validity of the adjustment to the Exercise Price, the number of shares purchasable upon exercise of this Warrant, or any transaction giving rise thereto.

          9.     Amendments. Any provision of this Warrant may be amended and the observance thereof waived only with the written consent of the Company and the Warrantholder.

        10.    Expiration of the Warrant. The obligations of the Company pursuant to this Warrant will terminate on the Expiration Date.

        11.    Miscellaneous.

                  11.1 Entire Agreement. This Warrant constitutes the entire agreement between the Company and the Warrantholder with respect to the Warrants.

                  11.2 Binding Effect; Benefits. This Warrant will inure to the benefit of and is binding upon the Company and the Warrantholder and their respective heirs, successors and assigns, as the case may be. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any Person other than the Company and the Warrantholder, or their respective heirs, successors or assigns, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

                  11.3 Section and Other Headings. The section and other headings contained in this Warrant are for reference purposes only and will not be deemed to be a part of this Warrant or to affect the meaning or interpretation of this Warrant.

                  11.4 Notices. All notices and other communications required or permitted hereunder must be in writing and must be delivered personally, telecopied or sent by certified, registered, or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telecopied, or sent by certified, registered or express mail, as follows: (a) if to the Company, addressed to: Main Street Restaurant Group, Inc., 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018, Attention: Chief Financial Officer, Telecopy: (602) 852-9076; or (b) if to the Warrantholder, addressed to: CIC MSRG LP, 500 Crescent Court, Suite 250, Dallas, Texas 75201, Telecopy: (214) 880-4491. Any party may by notice given in accordance with this Section 11.4 designate another address or person for receipt of notices hereunder.

                  11.5 Severability. Any term or provision of this Warrant that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

                  11.6 Governing Law. This Warrant is deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to such agreements made and to be performed entirely within such State.

                  11.7 Certain Remedies. The Warrantholder will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Warrant and to enforce specifically the terms and provisions of this Warrant in any court of the United States or any court of any state having jurisdiction, this being in addition to any other remedy to which the Warrantholder may be entitled at law or in equity.

                  11.8 No Rights or Liabilities as Stockholder. Nothing contained in this Warrant will be deemed to confer upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

                  11.9 Further Assurances. Each of the Company and the Warrantholder must do and perform all such further acts and things and execute and deliver all such certificates, instruments and documents as the Company or the Warrantholder may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

MAIN STREET RESTAURANT GROUP, INC.
	By:	/s/ William G. Shrader
	Its:	President and CEO
Dated: April 27, 2005

EXHIBIT A
EXERCISE FORM

(To be executed upon exercise of this Warrant)

     The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase                      of the Warrant Shares and herewith tenders payment for such Warrant Shares to the order of Main Street Restaurant Group, Inc., in the amount of $_________in accordance with the terms of this Warrant. The undersigned requests that a certificate for such Warrant Shares be registered in the name of the undersigned and that such certificates be delivered to the undersigned’s address below.

Dated: __________________________

Signature __________________________

__________________________________
(Print Name)

__________________________________
(Street Address)

__________________________________
(City) (State) (Zip Code)